Exhibit 99.1

GMX RESOURCES INC.
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Jr.	James Merrill	Michael J. Rohleder
President, CEO	CFO	Vice President, Investor Relations
405.600.0711 x311	405.600.0711 x305	405.600.0711 x338

GMXR Announces First Quarter 2008 Production; 2Q08 Production Guidance; Update to Revenue and Reserve Estimates; and Upcoming Conferences and Webcast

Oklahoma City, Oklahoma, Monday, April 7, 2008 GMXR, NASDAQ GSM: ‘GMXR’; today announces the following:

•	1Q08 production was 2.8 BCFE representing 56% growth over 1Q07

•	2Q08 production guidance is 2.9 BCFE representing 42% growth over 2Q07

•	As of April 1, 2008, all of the balance of our jointly developed East Texas natural gas production is being processed through PVR East Texas Gas Processing LLC, a wholly owned subsidiary of Penn Virginia Corporation (NYSE:PVA). Based on natural gas prices at year-end, the processing of our natural gas is expected to provide an additional $1.20 per MMBtu ($1.34 per Mcfe) net sales price upgrade after deducting lease operating expenses for processing of approximately $0.30 per MMBtu ($0.34 per Mcfe). Now all natural gas produced by GMXR in East Texas is under processing contracts.

•	Based on the current natural gas price environment at existing cash prices, we expect our 2008 oil and gas sales will be approximately $110 million including processing upgrades to our natural gas production.

•	We have adjusted our internal estimate of total probable and possible (“2P & 3P”) reserves to increase our total reserves to 1,975 BCFE as of April 1, 2008 (up from our year end estimate of 1,340 BCFE) due to 100% success in forty 20 acre completions (causing the company to move all of the remaining potential down spacing from 3P into 2P reserves) and due to additional acreage acquired in our core area since year end. Our year end and April 1 reserve estimates both include estimated year end proved reserves of 435 BCFE.

•	3P reserves were also increased due to recent horizontal successes in neighboring Caddo Parish, LA in the Haynesville Bossier Gas Shale by other operators. In 2006, GMXR and Penn Virginia Oil and Gas, L.P (“PVOG”) had drilled and completed 19 vertical Bossier Gas Shale test wells. GMXR conducted extensive research during 2006 drilling by coring, using special open hole logging suites for formation evaluation, unusually high pressure stimulation, high strength tubulars and equipment. We subsequently joined the Core Lab Gas Shale Consortium. Due to this work, we have estimated 6.6 TCFE of gas in place on our properties and estimate 800 BCFE of possible reserves net to GMXR; an increase of 600 BCFE over previous estimates.

Ken Kenworthy, CEO of GMXR stated, “In the first half of 2006, we and PVOG drilled 19 vertical test wells across our contiguous property base from north to south and east to west which delineated 1,400 feet of the Haynesville Bossier Gas Shale present on our entire 21,000 net acres at depths of 9,900 to 11,300 feet. We knew from our 2006 research that the Haynesville Bossier Gas Shale was highly gas saturated, similar to the Barnett Shale. We had wells which flowed at rates from 2 to 1 mmcfgpd after their fracture stimulations. It was our opinion that the gas shale would need to be drilled and developed horizontally to be economical. The gas shale contains four distinctive gas rich layers; the thickest is 350 feet and it contains the largest gas shows and has a continuous cross plot porosity layer of 12% to 15%. GMXR is planning another core of the shale in the near future.”

The company will be a presenter at the IPAA-OGIS Investment Symposium in New York on Monday, April 7, 2008 at 10:00 AM EDT to discuss its strategy for increasing production, reserves and shareholder value.  The power point for this presentation will be accessible on the Company’s website. To access the webcast, log on to www.gmxresources.com at least 20 minutes prior to the scheduled start of the webcast to download and install any necessary audio software. You can find the Internet webcast link under the Investor Relations tab where you will be required to register your name and email address.  You must have either Microsoft Media Player or Real Player to access the webcast.  During the webcast, the Company’s most recent presentation will be utilized. An on-demand replay of the webcast will be available on GMXR’s website for 30 days.

Additionally, the company will be a presenter at the Howard Weil Energy Conference in New Orleans on Tuesday, April 8, 2008.

GMXR is a ‘Pure Play’, E & P company with 435 BCFE in proved reserves and 2 TCFE in total 3P reserves that are 94% natural gas; consisting of 267 gross / 146.3 net CV producers and 1,405 gross/ 919 net Cotton Valley (“CV”) un-drilled locations; only 14% developed and providing a 100% success rate; the core area also contains 19 vertical test wells which were drilled and completed in 2006 into the Haynesville Bossier “Gas Shales” and has 175 potential horizontal locations on 120 acre density; and 38 gross /31 net Travis Peak/Hosston Sands & Pettit producing wells. These multiple resource layers provide high probability repeatable organic growth. Eight drilling rigs are currently developing this contiguous gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison counties of East Texas, where the company has invested $60 MM in infrastructure; which has contributed to ‘Best In Class’ finding and development costs. As of April 1, 2008, GMXR has interests in 323 gross / 189 net producing wells and operates 65% of its reserves. The Company’s strategy is to grow shareholder value through acreage additions that achieve operational growth around its core area, converting its natural gas reserves to proved, while maintaining balanced prudent financial management. Please visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.